Exhibit 4.50

Power of Attorney

We, Guangzhou Shulian Information Investment Co., Ltd., the shareholder of Shenzhen Xunlei Networking Technologies Co., Ltd. ("Shenzhen Xunlei") holding a total of 6.7% equity thereof, agree to authorize Giganology (Shenzhen) Co., Ltd. ("Giganology Shenzhen") to exercise the shareholder rights that we have corresponding to the 6.7% equity of Shenzhen Xunlei. We hereby irrevocably authorize the Authorized Person to exercise the following rights within the valid period of this Power of Attorney:

The Authorized Person being authorized to fully exercise, on behalf of us and in the name of us as a shareholder holding 6.7% equity of Shenzhen Xunlei, and in accordance with the laws and the articles of association, all the shareholder rights that we are entitled to, including but not limited to: the right to propose convening the shareholders' meetings, to accept any notices of the convening and proceedings of the shareholders' meetings, to attend the shareholders' meeting of Shenzhen Xunlei and exercise all voting rights as a shareholder holding 6.7% equity thereof (including acting as our authorized representative at the shareholders' meetings of Shenzhen Xunlei to designate and appoint the directors, general manager, chief financial officer and other officers of Shenzhen Xunlei and to decide on such matters as dividends), to sell or transfer the 6.7% equity of Shenzhen Xunlei held by us.

The Authorized Person shall have the right to designate any individuals appointed by its Board of Directors (or Executive Director) to exercise the rights granted to it under this Power of Attorney.

Unless the Business Operation Agreement jointly signed by Giganology Shenzhen, Shenzhen Xunlei, Zou Shenglong, Cheng Hao, Shi Jianming, Wang Fang and Guangzhou Shulian Information Investment Co., Ltd. is terminated earlier for any reasons, this Power of Attorney shall remain valid for ten years as from the date when it is signed. Upon expiry of this Power of Attorney, if so requested by Giganology Shenzhen, we shall extend the valid period of this Power of Attorney according to the requirements of Giganology Shenzhen.

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[This page is the signature page of the Power of Attorney, without text]

Authorized by: Guangzhou Shulian Information Investment Co., Ltd.

Legal Representative/Authorized Representative (Signature under company seal)

By:	/s/ Yang Fei
/s/Seal of Guangzhou Shulian Information Investment Co., Ltd. Date: May 10, 2021
Authorized Person: Giganology (Shenzhen) Co., Ltd.

Legal Representative/Authorized Representative (Signature under company seal)

By:	/s/ Zou Shenglong

/s/Seal of Giganology (Shenzhen) Co., Ltd.

Date:	May 10, 2021